THIRD AMENDMENT TO
OFFICE LEASE BETWEEN
EMERY STATION JOINT VENTURE, LLC (LANDLORD)
AND
ZOGENIX, INC. (TENANT)
EMERYSTATION 1 PROJECT
(5858 HORTON STREET, EMERYVILLE)

THIS THIRD AMENDMENT TO OFFICE LEASE (“Third Amendment”) is entered into as of July 16, 2015 (the “Third Amendment Effective Date”), by and between Emery Station Joint Venture, LLC, a California limited liability company (“Landlord”) and Zogenix, Inc., a Delaware corporation (“Tenant”), with reference to the following facts:
A.    Landlord and Tenant are parties to that certain lease dated as of October 31, 2006 (the “Original Lease”), which lease has been previously amended by that certain First Amendment to Lease dated as of July 10, 2007 (the “First Amendment”), and that certain Second Amendment to Lease dated as of October 20, 2009 (the “Second Amendment”) (Landlord and Tenant hereby confirming that a prior Second Amendment to Lease that had been dated August 31, 2008 was terminated by Tenant pursuant to Section IV thereof, making the subsequent Second Amendment to Lease dated October 20, 2009 the official and only operative Second Amendment) (the Original Lease, as so amended, being referred to herein as the “Lease”), pursuant to which Landlord leases to Tenant a total of 12,118 rentable square feet (the “Existing Premises”), which is more specifically identified in Exhibit A-1 hereto and which is located on the fourth (4th) floor of the building commonly known as EmeryStation 1 located at 5858 Horton Street, Emeryville, California (the “Building”).
B.     Tenant has requested, and Landlord has agreed, to: a) add to Tenant’s Existing Premises the 9,916 rentable square foot space (the “New Space”), which is more specifically identified on Exhibit A-2 hereto and which is located on the Building’s fourth (4th) floor, b) extend the Term of the Lease, and c) make other changes to the terms of the Lease, all pursuant to the specific terms and conditions of this Third Amendment outlined more fully below.
NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
EXTENSION OF LEASE TERM: The Term of the Lease is hereby extended for a period of eighty-six (86) months and shall expire on November 30, 2022 (the “Extended Termination Date”). That portion of the Term commencing October 1, 2015 and ending November 30, 2022 shall be referred to as the “Extended Term”, and unless context clearly provides otherwise, from and after the Third Amendment Effective Date references in the Lease to the “Term” shall be deemed to include the Extended Term, and references in the Lease to the “Expiration Date” shall mean the Extended Termination Date.

2.
NEW SPACE AND RENT COMMENCEMENT DATE: Landlord will deliver possession of the New Space to Tenant within forty-five (45) days of the Third Amendment Effective Date, the date of said delivery by Landlord to be known as the “New Space Delivery Date”. Tenant agrees to accept delivery of the New Space in its then as-is condition. From and after the New Space Delivery Date, the New Space will be considered part of Tenant’s Premises, with all of the terms of the Lease applying thereto; provided, however, notwithstanding the forgoing, Tenant shall only pay Monthly Base Rent and Rent Adjustments and Rent Adjustment Deposits with respect to the New Space as described in this Section 2 and in Sections 4 and 5 below.

The “New Space Rent Commencement Date” is hereby defined to be the earlier to occur of: a) the date Tenant occupies any portion of the New Space for the purpose of conducting business, and b) the latter of (i) twenty-one (21) days after the New Space Delivery Date and (ii) October 1, 2015. Effective upon the New Space Rent Commencement Date, Tenant shall become obligated to pay Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits on the New Space as detailed below.

3.
PREMISES AND TENANT’S SHARE: The Existing Premises is 12,118 rentable square feet. The New Space is 9,916 rentable square feet. Once the New Space has been delivered by Landlord to Tenant, Tenant’s Premises will consist of a total of 22,034 rentable square feet. At the New Space Rent Commencement Date, Tenant’s Share will be adjusted pro-rata to reflect this increase in the size of the Premises.

4.	MONTHLY BASE RENT:
Prior to October 1, 2015, Tenant shall continue to pay Monthly Base Rent for the Original Premises pursuant to the existing terms of the Lease. Commencing October 1, 2015, the Monthly Base Rent with respect to the Existing Premises shall be $39,383.50. Effective upon the New Space Rent Commencement Date, the Monthly Base Rent applicable to the New Space shall be $32,227.00.
On the first anniversary of the New Space Rent Commencement Date and annually thereafter throughout the Extended Term, the Monthly Base Rent for the Premises (i.e. both for the Existing Premises and the New Space) will be increased by three percent (3%).
Notwithstanding the above, Tenant shall pay no Monthly Base Rent with regard to the New Space for the first sixty (60) days following the New Space Rent Commencement Date. During these sixty (60) days, Tenant will continue to pay Monthly Base Rent applicable to the Existing Premises.

Tenant’s Monthly Base Rent for the entire Premises shall be the sum of the Monthly Base Rent applicable to the Existing Premises and the Monthly Base Rent applicable to the New Space (as adjusted by any abatements provided in this Third Amendment).

5.	OPERATING EXPENSES AND TAXES:
Prior to October 1, 2015, Rent Adjustments and Rent Adjustment Deposits due in consideration of Tenant’s Share of Operating Expenses and Taxes applicable to the Existing Premises shall be calculated pursuant to the terms of the existing Lease. Effective October 1, 2015, the Base Year for purposes of computation of Rent Adjustments and Rent Adjustment Deposits applicable to the Existing Premises shall become the calendar year 2015.
Effective as of the New Space Rent Commencement Date, Tenant shall pay Rent Adjustments and Rent Adjustment Deposits due in consideration of Tenant’s Share of Operating Expenses and Taxes applicable to the New Space, such Rent Adjustments and Rent Adjustment Deposits calculated pursuant to the terms of the Lease and using a Base Year for purposes of calculation of calendar year 2015.

Tenant’s Rent Adjustments and Rent Adjustment Deposits shall be the sum of the Rent Adjustments and Rent Adjustment Deposits applicable to the Existing Premises and the Rent Adjustments and Rent Adjustment Deposits applicable to the New Space.
In addition to Rent Adjustments and Rent Adjustment Deposits, usage costs of any and all utilities associated with the Existing Premises and the New Space (other than any electricity and utility costs included in Operating Expenses) shall be paid by Tenant, such utility costs to be separately metered or reasonably and equitably calculated by Landlord and billed to Tenant.
Notwithstanding anything in the Lease (as amended hereby) to the contrary, references in the Lease to the “Lease Year” shall mean any calendar year (or partial calendar year with respect to the commencement or expiration of the Extended Term) during the Term following the applicable Base Year.

6.
PREMISES IMPROVEMENTS: Tenant hereby agrees to accept the Existing Premises and the New Space in their respective as-is conditions, with no obligation on the part of Landlord to improve either other than as specifically outlined in this Section 6 (including Exhibit B) (the “Landlord Work”). The Landlord Work shall be performed by Landlord, at its sole cost and expense, as promptly following the Third Amendment Effective Date as is commercially-reasonable, and will consist of the scope of work outlined in Exhibit B hereto. Tenant understands and acknowledges that the Landlord Work will be performed while Tenant remains in occupancy and doing business in the Existing Premises and that, while Landlord will make commercially-reasonable efforts to minimize disruption to Tenant, a certain amount of disruption will be unavoidable.

7.
PARKING: Landlord and Tenant hereby agree that as of the Third Amendment Effective Date, Tenant shall have the right to park up to fifty (50) vehicles in unreserved, “non-premium” spaces in the Terraces Garage. Tenant shall pay Landlord’s quoted rates for such parking. Tenant, at its election, may convert up to twelve (12) of those non-premium parking spaces to “premium” unreserved spaces in the parking facilities located in the Building itself, for which Tenant shall pay the applicable Landlord quoted rates. Landlord may, in its sole and absolute discretion, allow Tenant to convert more of its parking allocation to “premium” spaces on a month-to-month basis.

8.
SECURITY DEPOSIT: Landlord and Tenant hereby agree that, effective upon the Third Amendment Effective Date, the Security Deposit for the Lease shall be increased to $156,501.45. Landlord acknowledges that Landlord presently holds $39,720.08 cash as Security Deposit under the Lease. Tenant agrees, within no more than five (5) business days following the Third Amendment Effective Date, to remit to Landlord in good and collectible funds the amount of $116,781.40 to increase the Security Deposit held by Landlord to $156,501.45. Landlord hereby agrees that the entirety of the Security Deposit can be in the form of cash or letters of credit, with the terms, issuer and place of issuance and of presentation/collection of any such letters of credit subject to the reasonable consent of Landlord (such consent not to be unreasonably withheld, conditioned or delayed). If Landlord draws on the Security Deposit in accordance with the terms of the Lease, Tenant shall, within no more than ten (10) days after Landlord’s draw, restore the full amount of the Security Deposit in cash or letters of credit, as applicable.

9.	TENANT EXPANSION RIGHT:
Landlord and Tenant agree and acknowledge that any rights of first offer and/or expansion described in the Lease have all expired pursuant to their terms.

Effective June 30, 2016 and ending June 30, 2017, Tenant shall have the one-time right to notify Landlord, in writing (such notice, a “Tenant’s Expansion Need Notice”), that Tenant’s business needs require, as determined by Tenant acting in good faith, additional office space in Emeryville, California. Tenant’s Expansion Need Notice shall specify the amount of rentable area that Tenant requires (in rentable square feet), which amount must be between thirty-thousand (30,000) rentable square feet and forty-five thousand (45,000) rentable square feet (“Tenant’s Identified Space Need”). Tenant’s Expansion Need Notice shall also specify the term (the “Proposed Expansion Term”) for which Tenant proposes to lease the space described in such Tenant’s Expansion Need Notice. The Proposed Expansion Term shall be no less than seven (7) years and shall be no greater than twelve (12) years.
Landlord shall have up to ninety (90) days following its receipt of Tenant’s Expansion Need Notice to notify Tenant, in writing, that Landlord either: a) intends to meet Tenant’s increased office space need at fair market terms in a property located in Emeryville, California, owned or controlled by Landlord or an affiliate, or b) that Landlord does not intend to meet Tenant’s expansion space needs (in each case, a “Landlord’s Notice To Tenant Regarding Expansion”). The failure of Landlord to deliver a Landlord’s Notice to Tenant Regarding Expansion within such ninety (90) day period shall be deemed to be delivery of a Landlord’s Notice to Tenant Regarding Expansion indicating that Landlord does not intend to meet Tenant’s increased space need.
If Landlord’s Notice to Tenant Regarding Expansion indicates that Landlord intends to meet Tenant’s increased space need (an “Acceptance Notice”), then the Acceptance Notice must identify with specificity: a) the space Landlord will lease to Tenant (the “Expansion Space”), and b) the building in which the Expansion Space is situated (the “Proposed Property”). The Proposed Property shall either be a) reasonably similar (or better) in quality to the Building or to comparable Class A office or office/laboratory buildings in Emeryville with modern steel and/or concrete construction, or b) the Building. The Expansion Space must be located in the Proposed Property. The Expansion Space identified by Landlord in the Acceptance Notice must be sized so that the rentable area of the Expansion Space is an amount determined by Landlord (the “Determined Size”) that is: a) no greater than the lesser of 45,000 rentable square feet or one hundred ten percent (110%) of the size proposed in Tenant’s Expansion Need Notice, and b) no less than ninety percent (90%) of the size proposed in Tenant’s Expansion Need Notice. Landlord shall designate the Expansion Space so that: a) it is located on one (1) floor or two (2) floors on the same elevator bank, and b) any space on a floor is contiguous to the other space on such floor and is reasonably configured (including, but not limited to, containing a reasonable amount of space located along windows and core space).
Landlord and Tenant will work cooperatively and in good faith for a period of no more than thirty (30) days following the date of Tenant’s receipt of an Acceptance Notice (the “Expansion Space Negotiation Period”) to agree to the fair market rental terms (collectively, the “Fair Market Terms,” and each such term, a “Fair Market Term”) under which Tenant will lease the Expansion Space and to document said agreed terms in a lease document materially similar in legal form to this Lease (the “New Lease”). The Fair Market Terms shall comply with the following provisions:
1)    The Fair Market Terms shall be the terms, collectively, of leases for space comparable in size, location and quality to the premises in question which are under primary lease (and not sublease) to new or renewing tenants of comparable financial standing to Tenant, for a term comparable to the Proposed Expansion Term, and taking into consideration existing improvements.
2)    The Fair Market Terms shall include, but not be limited to, rent, a tenant improvement allowance (if applicable), parking rights, renewal periods and expansion rights.

3)    The Fair Market Terms shall include a market-level security deposit (to take the form of the direct transfer of funds or the provision of a letter of credit reasonably satisfactory in form and substance to Landlord), taking into account tenants with a credit standing and financial standing comparable to that of Tenant at the time the Fair Market Terms are determined.
4)    The monthly base rent for the Expansion Space shall be at a Fair Market Rate considering the other terms and conditions addressed herein (such as lease term, tenant improvement allowance (if any), Tenant’s financial standing, the fact that the Expansion Space is being delivered in its as-is condition, etc.). Notwithstanding the foregoing, in no event shall the monthly base rent for the first 22,034 rentable square feet of the Expansion Space be less than the Monthly Base Rent Tenant is then paying under the Lease (as amended by this Third Amendment) at the time, but there shall be no floor to the monthly base rent for that portion of the Expansion Space’s rentable area that exceeds 22,034 rentable square feet. By way of example, if the rentable area of the Expansion Space totals 35,000 square feet, the limitations described above shall apply to 22,034 rentable square feet of the Expansion Space but not to the remaining 12,966 rentable square feet.
As used in this Third Amendment, the term “Fair Market Rate” shall mean the rental rate (including the base rental rate, periodic rental rate adjustments and other charges and increases, if any) for space comparable in size, location and quality to the premises in question which are under primary lease (and not sublease) to new or renewing tenants of comparable financial standing to Tenant, for a term comparable to the Proposed Expansion Term or Renewal Term, as applicable, with a tenant improvement allowance, as applicable, and taking into consideration existing improvements.
The New Lease shall be on the Fair Market Terms (as determined pursuant to Landlord and Tenant executing the New Lease in the Expansion Space Negotiation Period or pursuant to the arbitration provisions described below) and shall comply with the following provisions:

1)	The New Lease shall be in a form substantially similar to the Original Lease, except for the Fair Market Terms and other differences as the context requires.

2)	The rentable area of the Expansion Space will be the Determined Size.

3)	The term of the New Lease shall be equal to the Proposed Expansion Term.

Landlord shall deliver the Expansion Space to Tenant in its as-is condition on a date determined by Landlord in its sole and absolute discretion (such date, the “Expansion Space Delivery Date”), it being agreed that the Expansion Space Delivery Date shall in no event be later than the later of: a) three-hundred sixty-five (365) days following the delivery by Tenant of a Tenant’s Expansion Need Notice, and b) December 31, 2017 if the Expansion Space is in reasonably occupiable condition or September 30, 2018 if the Expansion Space reasonably requires alterations to make it suitable for occupancy (such date, the “Required Delivery Date”). Tenant’s obligation to pay rent under the New Lease shall commence upon the earlier to occur of: a) Tenant’s use of any of the Expansion Space for purposes of doing business, and b) ninety (90) days after the Expansion Space Delivery Date (such date, the “Expansion Space Rent Commencement Date”). If Landlord shall fail to deliver to Tenant the Expansion Space within thirty (30) days after the Required Delivery Date, then Tenant shall pay no rent for the Expansion Space beginning on the Expansion Space Rent Commencement Date and for a time period equal in duration to the time period between the Required Delivery Date and the Expansion Space Delivery Date.

If Landlord and Tenant do not negotiate and mutually-execute a New Lease for the Expansion Space during the Expansion Space Negotiation Period, then the Fair Market Terms will be determined as follows:
Within ten (10) days after the expiration of the Expansion Space Negotiation Period, (a) Landlord shall designate an appraiser or broker licensed in the State of California (“Landlord’s Broker”) who, in either case, has been engaged in the office markets in Emeryville, California, for at least the immediately preceding five (5) years and b) Tenant shall designate an appraiser or broker (“Tenant’s Broker,” and together with Landlord’s Broker, the “Brokers,” and each a “Broker”) possessing the qualifications required of Landlord’s Broker. Within five (5) days of the expiration of such ten (10) day period, Landlord’s Broker and Tenant’s Broker shall name a third broker, similarly qualified and who is not then or has not previously acted for either party (the “Neutral Broker”). If Landlord’s Broker and Tenant’s Broker cannot agree on the Neutral Broker, then the presiding judge of the Superior Court of Alameda County will appoint the Neutral Broker.
Within five (5) days after the selection of the Neutral Broker, Landlord’s Broker and Tenant’s Broker may submit a written document signed by each Broker which lists all of the Fair Market Terms, if any, upon which Landlord and Tenant agree. The Fair Market Terms agreed to shall be referred to herein as the “Agreed Terms”.
Within ten (10) days after the selection of the Neutral Broker, each of Landlord’s Broker and Tenant’s Broker shall simultaneously deliver to the Neutral Broker a sealed envelope with such Broker’s determination of the Fair Market Terms other than the Agreed Terms (together, the “Proposed Determinations,” and each a “Proposed Determination”).
The Neutral Broker shall determine the Fair Market Terms (other than the Agreed Terms) for the Expansion Space within fifteen (15) days after the receipt of each Proposed Determination as follows: Taking the Agreed Terms as givens, the Neutral Broker shall then determine each other quantifiable component comprising the Fair Market Terms which will, together with the Agreed Terms, comprise a fair market rental transaction in the experienced opinion of the Neutral Broker, such other terms including, but not limited to, the tenant improvement allowance (if any), the amount of any security deposit, etc.. The Neutral Broker shall then select in their entirety the Fair Market Terms (along with the Agreed Terms) of the Landlord’s Broker or of the Tenant’s Broker which are in aggregate closest to its own determination of the Fair Market Terms (including the Agreed Terms). The decision of the Neutral Broker shall be binding on Landlord and Tenant.
Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s broker in connection with such determination. The costs and fees of the Neutral Broker shall be paid one-half by Landlord and one-half by Tenant.
If Landlord’s Notice to Tenant Regarding Expansion indicates Landlord does not intend to meet Tenant’s increased space need or Landlord is deemed to have delivered such a notice pursuant to the terms of this Third Amendment, then Tenant shall have the right, in its sole and absolute discretion, to elect to terminate the Lease (as amended hereby) (“Tenant’s Early Termination Right”). To invoke Tenant’s Early Termination Right, Tenant must notify Landlord of its decision to terminate in writing (“Tenant’s Termination Notice”) no later than sixty (60) days following receipt of Landlord’s Notice to Tenant Regarding Expansion (“Tenant’s Termination Notice”). If Tenant

timely provides Landlord with Tenant’s Termination Notice, then the Lease (as amended hereby) will terminate effective September 30, 2018 and Tenant shall not be required to pay Landlord any costs, fees or damages with respect to such termination.
In the event a) Tenant elects, prior to the making of any Tenant Termination Notice, to waive fully and forever Tenant’s Termination Right, thereby remaining obligated pursuant to the terms of the Lease (as amended hereby) through the stated expiry date of November 30, 2022, or b) Landlord delivers an Acceptance Notice, then Tenant shall be entitled to the following two (2) things:
1) A tenant improvement allowance from Landlord in the amount of $440,680 (the “TI Allowance”). Tenant may request disbursement of amounts from the TI Allowance to reimburse Tenant for the cost of any Tenant Alterations installed or constructed in the Existing Premises and/or New Space by Tenant following the Third Amendment Effective Date. Tenant must use the TI Allowance, if at all, prior to September 30, 2018. Any part of the TI Allowance not used by Tenant on or before September 30, 2018 shall be deemed waived by Tenant, and Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. In no event shall Landlord be obligated to make any advances of the TI Allowance to Tenant if a Default by Tenant shall have occurred and is continuing (beyond any applicable cure period) under the Lease (as amended hereby); and
2) two months of free Monthly Base Rent with respect to the Existing Premises for the two (2) calendar months immediately following such election by Tenant or the execution of the New Lease by Landlord and Tenant, as applicable (it being understood that the provision of such free Monthly Base Rent shall have no effect on the Fair Market Terms for the Expansion Space).
10.    RENEWAL OPTION:
Tenant shall have the option to renew the Lease (as amended hereby) (“Renewal Option”) with respect to the entirety of the Premises for one (1) additional term of five (5) years (“Renewal Term”), commencing upon expiration of the Extended Term. The Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord not earlier than twelve (12) months nor later than nine (9) months prior to the expiration of the Extended Term. If Tenant exercises the Renewal Option in accordance with the immediately preceding sentence, then references in the Lease (as amended hereby) to the Term shall be deemed to include the Renewal Term. The Renewal Option shall be null and void and Tenant shall have no right to renew the Lease (as amended hereby) if on the date Tenant exercises the Renewal Option or on the date immediately preceding the commencement date of the Renewal Term a Default by Tenant beyond the applicable cure period shall have occurred and be continuing hereunder.
If Tenant properly exercises the Renewal Option, then during the Renewal Term all of the terms and conditions set forth in the Lease (as amended hereby, other than the terms of Section 9, which shall not apply to any Renewal Term) as applicable to the Premises shall apply during the Renewal Term, including without limitation the obligation to pay Rent Adjustments, except that (i) Tenant shall accept the Premises in their then “as-is” state and condition and Landlord shall have no obligation to repaint, remodel, repair or make or pay for any improvements to the Premises, (ii) during the Renewal Term the Monthly Base Rent payable by Tenant (the “Renewal Rent”) shall be at a Fair Market Rate during the Renewal Term, determined as hereinafter set forth, and (iii) there shall be no further option to renew or extend the Term of the Lease (as amended hereby).
If Tenant timely exercises the Renewal Option pursuant to this Section 10, then during the thirty (30) days after Tenant’s exercise of the Renewal Option Landlord and Tenant will work cooperatively and in good faith to agree on the Renewal Rent. If Landlord and Tenant cannot agree on the Renewal Rent within such thirty (30) day period, within five (5) days after the expiration of such thirty (30) day period: a) Landlord shall designate an appraiser or broker licensed in the State of California (“Landlord’s Renewal Broker”) who, in either case, has been engaged in the office markets in Emeryville, California, for at least the immediately preceding five (5) years, and b) Tenant shall designate an appraiser or broker (“Tenant’s Renewal Broker,” and together with Landlord’s Renewal Broker, the “Renewal Brokers,” and each a “Renewal Broker”) possessing the qualifications required of Landlord’s Renewal Broker. Thirty (30) days after the designation of both Landlord’s Renewal Broker and Tenant’s Renewal Broker, each shall simultaneously deliver to each other a sealed envelope with such Renewal Broker’s determination of the Renewal Rent (together the “Renewal Determinations,” each, a “Renewal Determination”). After the simultaneous delivery of each Renewal Broker’s determination of the Renewal Rent as described above, Landlord’s Renewal Broker and Tenant’s Renewal Broker shall name a third broker possessing the qualifications required of each Renewal Broker who is not then or has not previously acted for either party (the “Neutral Renewal Broker”). If Landlord’s Renewal Broker and Tenant’s Renewal Broker cannot agree on the Neutral Renewal Broker, then the presiding judge of the Superior Court of Alameda County will appoint the Neutral Renewal Broker.
The Neutral Renewal Broker shall determine the Renewal Rent as of the commencement of the Renewal Term within fifteen (15) days after the appointment of such Neutral Renewal Broker as follows: the Neutral Renewal Broker shall determine the Renewal Rent by choosing the determination of Renewal Rent in the Renewal Determination which is closest to its own determination of the Renewal Rent. The decision of the Neutral Renewal Broker shall be binding on Landlord and Tenant.
Landlord shall pay the costs and fees of Landlord’s Renewal Broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s Renewal Broker in connection with such determination. The costs and fees of Neutral Renewal Broker shall be paid one-half by Landlord and one-half by Tenant.
If the Renewal Rent has not been determined pursuant to this Section 10 as of the commencement of the Renewal Term, then Tenant shall continue to pay the Monthly Base Rent in effect during the last month of the initial Term until the Renewal Rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord upon demand.
If Tenant exercises the Renewal Option pursuant to the requirements of this Section 10, upon determination of the Renewal Rent pursuant to this Section 10, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Expiration Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after determination of the Renewal Rent and, provided the same accurately reflects the requirements of this Section 10, Tenant shall execute and return the Renewal Amendment to Landlord within ten (10) days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.
11.    MISCELLANEOUS:

a.	This Third Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

b.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

c.	In the case of any inconsistency between the provisions of the Lease and this Third Amendment, the provisions of this Third Amendment shall govern and control.

d.
Submission of this Third Amendment by Landlord to Tenant is not an offer to enter into this Third Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Third Amendment until Landlord has executed and delivered the same to Tenant.

e.
Capitalized terms used in this Third Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not defined in this Third Amendment.

f.
Tenant hereby represents to Landlord that Tenant has been represented by Matt Elmquist of Cresa in connection with this Third Amendment. Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Third Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Third Amendment. Landlord agrees to defend, indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Third Amendment.

g.
Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

h.
This Third Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Third Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf and/or electronic counterpart of this Third Amendment signed by the other party to the same extent as if such party had received an original counterpart.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Third Amendment as of the day and year first above written.

LANDLORD:
EMERY STATION JOINT VENTURE, LLC,
a California limited liability company
By:      Emery Station Associates, LLC,
a California limited liability company
            its Managing Member
             By:  Wareham - NZL, LLC,
                     a California limited liability company
                    its Managing Member

                   By: /s/ Richard K. Robbins__________
                            Richard K. Robbins, Manager

TENANT:

Zogenix, Inc.,
a Delaware corporation

By:    /s/ Stephen J. Farr
Print Name:    Stephen J. Farr
Its:    President and CEO

EXHIBIT A-1

Existing Premises

EXHIBIT A-2

New Space

EXHIBIT B

Landlord Work

•	Landlord will apply window film to the four impacted private offices.

•	Landlord agrees, if Tenant so requests, to relocate the thermostat in the northernmost of the two smaller private offices to the southernmost of those two offices.

•
Landlord agrees to add a VAV box (and HVAC zone) with thermostat to one of the two larger offices, which will leave the existing VAV box and thermostat to solely serve the other of the two larger private offices.